Exhibit 10.21
SEPARATION AGREEMENT
AND GENERAL RELEASE OF CLAIMS
THIS SEPARATION AGREEMENT AND GENERAL RELEASE OF CLAIMS (“Agreement”) is entered into by and between The Honest Company, Inc. (the “Company”), and Katherine Barton (“Employee,” “you,” or “your”) (together the “Parties” or individually a “Party”), in consideration for and as a condition to the Company’s agreement to provide you with certain Separation Benefits (defined below) to which you are not otherwise entitled.
1.Separation From Employment and Final Pay. Your employment with the Company will terminate effective on December 31, 2025 (“Separation Date”). Your employment will end on the Separation Date regardless of whether you sign this Agreement or agree to the following terms and conditions. On the Separation Date (or by no later than the timeframe permitted by applicable law), and independent of this Agreement, the Company will provide you with a final paycheck that will fully compensate you for all compensation earned and payable to you through the Separation Date, less applicable taxes and withholdings. The Separation Benefits described in Section 3 below are separate from and in addition to your final pay. You understand that, except as otherwise provided in this Agreement, you are not entitled to anything further from the Company, including reinstatement by the Company, or any compensation or benefits of any kind, for any reason, after the Separation Date.
2.Benefits Termination. Your eligibility for employee benefits as an employee of the Company will terminate on the Separation Date. You will be separately notified of your right to continue your healthcare coverage under COBRA.
3.Separation Benefits. In consideration for entering into this Agreement, and provided that you: (i) remain in compliance with all Company policies; your Employment Agreement dated April 13, 2023 (“Employment Agreement”); and your Confidential Information and Invention Assignment Agreement (“CIIAA”), all through the Separation Date (and after, if applicable), (ii) deliver to the Company all Company property, pursuant to Section 10, by no later than thirty (30) days following the Separation Date, (iii) sign and return the executed copy of this Agreement to the Company on or before the expiration of the Consideration Period, (iv) fully comply with the terms of this Agreement, and (v) do not revoke this Agreement pursuant to Section 6 below, the Company will pay or extend to you, as applicable, the following (collectively referred to as the “Separation Benefits”):
a.the equivalent of twelve (12) months (the “Severance Period”) of your base salary in effect as of the Separation Date (i.e., the gross amount of $34,166.66 per month), subject to standard payroll deductions and withholdings, payable in monthly installments as a continuation on the Company’s regular payroll, beginning no later than the first regularly-scheduled payroll date following the thirtieth (30th) day after your Separation Date, provided this Agreement has become effective;
b.If you timely elect continued coverage under COBRA, the Company will pay for the COBRA premiums to continue your health insurance coverage (including coverage for eligible dependents, if applicable) (“COBRA Premiums”) through the period (the “COBRA

Premium Period”) starting on the Separation Date and ending on the earliest to occur of: (i) the twelve (12) month anniversary of the Separation Date; (ii) the date you become eligible for group health insurance coverage through a new employer; or (iii) the date you cease to be eligible for COBRA continuation coverage for any reason. You must timely pay your premiums, and then provide the Company with proof of same to obtain reimbursement for your COBRA premiums under this section. In the event you become covered under another employer’s group health plan or otherwise cease to be eligible for COBRA during the COBRA Premium Period, you must immediately notify the Company of such event by email to the Legal Department (legal@thehonestcompany.com). Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the COBRA Premiums without a substantial risk of violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company instead shall pay you, on the first day of each calendar month, a fully taxable cash payment equal to the applicable COBRA premiums for that month for the remainder of the COBRA Premium Period, which you may (but are not obligated to) use toward the cost of COBRA premiums; and
c.you will remain eligible for an annual bonus for the 2025 calendar year (notwithstanding your termination of employment prior to the payment date of the bonus, which renders you otherwise ineligible for such bonus), as determined by the Board and/or the Committee in its discretion based on the achievement of the applicable performance goals for the 2025 calendar year, to be paid at the same time that annual bonuses for the 2025 calendar year are paid to other Company executives (but in any event no later than March 15, 2026).
You acknowledge that the Company has no duty or obligation (including pursuant to the Employment Agreement) to provide you the Separation Benefits absent this Agreement.
4.Equity Interests. Your entitlement to outstanding equity awards, if any, shall be governed by the terms of the stock plan governing such options and the documents by which such options were granted to you, along with any amendments thereto.
5.General Release.
a.In consideration of the Separation Benefits set forth in Section 3 above, you on behalf of yourself and your heirs, any spouse, executor, assigns, administrators, representatives, and agents, hereby release and forever discharge the Company and each of its respective past, present and future employees, officers, directors, members, agents, trustees, administrators, representatives, owners, shareholders, partners, insurers, fiduciaries, attorneys, subsidiaries, parent companies, affiliates, related entities, assigns, predecessors and successors in interest, as well as each of their past, present and future employees, officers, directors, members, agents, trustees, administrators, representatives, owners, shareholders, partners, insurers, fiduciaries, attorneys, subsidiaries, parent companies, affiliates, related entities, assigns, predecessors and successors in interest, jointly and severally, (referred to collectively hereafter as the “Releasees”), from any and all liabilities, claims, causes of action, charges, complaints, obligations, costs, losses, damages, injuries, penalties, interest, attorneys’ fees, and other legal responsibilities, of any form whatsoever, whether known or unknown, unforeseen, unanticipated, unsuspected or latent (referred to collectively hereafter as a “Claim” or “Claims”), of whatever kind and nature, whether now known or unknown, which you have at any time owned or held up to and including the date you sign this Agreement including, and without limiting the generality of the foregoing, any and all Claims arising out of, connected with, or relating to: (a) your employment or termination of employment with the Company; (b) any act or omission by or on the part of any of the Releasees occurring from the beginning of time up through and including your execution of this Agreement; (c) any Claim for violation of any federal, state or local law or regulation prohibiting discrimination, failure to prevent discrimination, harassment or retaliation of any kind; (d) Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Americans with Disabilities Act of 1990, as amended; the Genetic Information and Discrimination Act; the Rehabilitation Act of 1973, as amended; the Age Discrimination in Employment Act of 1967 (“ADEA”), as amended by the Older Workers’ Benefit Protection Act of 1990 (“OWBPA”); the National Labor Relations Act, as amended; the Labor-Management Relations Act, as amended; the Family and Medical Leave Act; the Employee Retirement Income Security Act; the Lily Ledbetter Fair Pay Act; the Pregnancy Discrimination Act; the Occupational Safety and Health Act; the Federal Worker Adjustment and Retraining Notification Act; the Fair Labor Standards Act (including the Equal Pay Act) or the Consolidated Omnibus Budget Reconciliation Act (COBRA), as amended; the Sarbanes-Oxley Act of 2002; the California Worker Adjustment and Retraining Notification Act; the California Business & Professions Code; the California Family Rights Act; the California Labor Code; the California Industrial Welfare Commission Wage Orders; the California Fair Employment and Housing Act; the Minnesota Equal Pay for Equal Work Law; the Minnesota Whistleblower Act; the Minnesota Whistleblower Protection Laws; the Minnesota Parental Leave Act; all releasable allowed under Minnesota Statute Chapter 181; the California, Minnesota, and United States Constitutions; and any local ordinance or federal or state statute, regulation or constitution; and (e) any Claim for attorneys' fees, penalties, interest, costs or expenses. If any claim is not subject to release, to the extent permitted by law, you waive any right or ability to be a class or collective action representative or to otherwise participate or recover any damages, injunctive, declaratory, monetary, or other relief, in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which the Company or any of the other Released Parties is a party. You represent that you are not an “aggrieved employee” for any purpose including under the California Private Attorneys’ General Act (“PAGA”), and therefore the Company is not liable for any penalties pursuant to PAGA for any conduct arising during or out of your employment with the Company.
b.The General Release in Section 5(a) of this Agreement is intended to be a full and final release covering all suspected, unknown, undisclosed and unanticipated Claims which may have arisen, or may arise, from any act or omission prior to the date that you sign this Agreement, and which arise out of or are related, directly or indirectly, to the dealings between the Parties to this Agreement, or any matters described above. If you later discover facts different from or in addition to those facts you currently know or believe to be true, this Agreement, the waivers and releases will nevertheless remain effective in all respects. You and on behalf of anyone or any entity claiming through you, waive any and all rights or benefits which you may now have, or in the future may have, under the terms of Cal. Civ. Code § 1542 which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.
Notwithstanding the provisions of § 1542, and for the purpose of implementing a full and complete release and discharge, you expressly acknowledge that (i) this Agreement is intended to and does include in its effect, without limitation, all Claims you do not know or suspect to exist in your favor against any of the Releasees, up to and including the date you sign this Agreement, and (ii) this Agreement expressly contemplates the extinguishment of such Claims.
6.Statutory Disclosures and Consideration/ Revocation Periods. Section 5 of this Agreement constitutes a knowing and voluntary waiver of any and all rights or Claims that you have or may have under all laws for which claims can be released, including the Federal Age Discrimination in Employment Act, as amended by the OWBPA, and the Minnesota Human Rights Act. You agree and acknowledge that you have read this Section and this Agreement, which are written in a manner to be understood by you; you understand that your release of claims does not apply to rights and Claims that may arise after you sign this Agreement. You are hereby advised in writing to consult with an attorney of your choosing before signing this Agreement. You may take up to forty-five (45) days to review and consider this Agreement (“Consideration Period”), after which time this Agreement to provide you the Separation Benefits will expire. The Parties agree that modification of this Agreement, whether material or immaterial, shall not restart the running of the Consideration Period. If you decide not to use the full Consideration Period, you knowingly and voluntarily waive any claims that you were not given or did not use the full Consideration Period before signing this Agreement and acknowledge that you have signed this Agreement knowingly and voluntarily. You may revoke this Agreement at any time within the 15-day period following the date you sign this Agreement (“Revocation Period”) by providing written notice of revocation via email to the Legal Department (legal@thehonestcompany.com), so that such written notice is received before the Revocation Period expires. Subject also to Section 3 of this Agreement, the Company’s obligation to provide any payment under this Agreement does not become final and binding until after the expiration of the Revocation Period and only if you have not revoked this Agreement during such time period. If you exercise your right to revoke the Agreement during the Revocation Period, the Company reserves the right to treat the Agreement as void, in whole or in part, at its sole discretion. Exhibit A to this Agreement contains information you are entitled to pursuant to the OWBPA.
7.Your Protected Rights; Non-Interference. Notwithstanding the above, neither the claims released in Section 5 nor any other provision of this Agreement are intended to affect the following rights and protections: (i) any rights to receive the Separation Benefits; (ii) any claim for vested and accrued benefits under any benefit plan governed by ERISA; (iii) any claim for unemployment or state disability insurance benefits or worker compensation benefits; (iv) any claim of breach of the terms of this Agreement; or (v) any other claims that cannot lawfully be released as a matter of law or public policy. Additionally, nothing in this Agreement waives or otherwise affects your right to file a charge, communicate with, or cooperate or participate in an investigation or proceeding conducted by an administrative or regulatory agency, such as the Equal Employment Opportunity Commission or the Securities and Exchange Commission (“Government Agencies”), including without providing notice to the Company; to bring a suit to challenge the validity of this Agreement; to engage in activity that is protected under the National Labor Relations Act, such as the right to discuss terms and conditions of employment or the right to file an unfair labor practice charge; to make disclosures that are required by law; to discuss or disclose information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful; or to testify truthfully, when required or requested to attend the proceeding pursuant to a court order, subpoena, or written request from a Government Agency or the legislature. However, to the extent permitted by law, the consideration provided to you in this Agreement shall be the sole relief provided to you by the Releasees for the matters released in Section 5 and you agree to waive any monetary or other personal relief against the Releasees in connection with any such claim, charge, or proceeding. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall be interpreted to prohibit or prevent you from receiving a bounty or similar award for providing information to a Government Agency or filing or participating in any whistleblower complaint filed with the Securities and Exchange Commission.
8.Covenant Not to Sue; Representations. Without limiting your rights as set forth in Section 7, you acknowledge and agree that you have not and will not directly or indirectly institute or assist in any legal action in court or arbitration against the Releasees based upon, arising out of, or related to any Claims released herein. You further acknowledge and agree that you have not sustained any workplace injury of any kind during your employment with the Company that you are aware of and that has not been reported. You agree that except for the Separation Benefits, you have been paid all wages and other compensation that you have earned or become entitled to during your employment with the Company, including but not limited to, all wages, salary, bonuses and commissions, vacation and sick time, and reimbursable expenses.

9.Confidentiality and Non-Disparagement. You agree that the terms and conditions of this Agreement are confidential, including, but not limited to, the amounts paid to you under this Agreement. You will not disclose or publicize the existence of this Agreement or any of its terms to any person, or in any manner, except to your spouse, legal counsel, or accounting advisors and then only after securing the agreement of each such individual to maintain the confidentiality of this Agreement. Notwithstanding, this Agreement does not prohibit or restrict you from initiating communications directly with, or responding to any inquiry from, or providing testimony before, any self-regulatory organization or state or federal regulatory authority, regarding this Agreement or its underlying facts or circumstances. You further acknowledge that, during the term of your employment by the Company, you have had access to and possession of Confidential Information (defined below), and that following the Termination Date, you must continue to comply with the terms of the Employment, Confidential Information and Assignment of Inventions Agreement (“CIAIA”) you previously entered into with the Company. For the purposes of this Agreement, “Confidential Information” shall have the meaning ascribed to such term in the CIAIA. In addition, you agree that, at all times following the Termination Date, you will not make any voluntary statements, written or oral, or cause or encourage others to make any such statements that defame, disparage or in any way criticize the personal and/or business reputations, practices or conduct of the Company or any of the other Releasees. Notwithstanding any of the foregoing, nothing in this Section is intended to limit your rights as set forth in Section 7.
10.Surrender and Return of Company Property. As a condition of your receipt of the Separation Benefits, you represent and warrant that proprietary items will be returned to an authorized officer of the Company, including but not limited to, any computer hardware or software, credit cards, key cards, cellular phones, any books or manuals issued by the Company and any other Confidential Information (including, without limitation, all copies or reproductions of such documents or materials, computer disks, backup copies, and other forms of electronic storage media) within thirty (30) days of the Separation Date, and that you will not retain any copies thereof. Compliance with this Section is a material term of this Agreement, and therefore you understand that failure to timely return the Company property described in this Section 10 will result in delayed payment/receipt or non-payment/receipt of the Separation Benefits.
11.Cooperation. You agree to cooperate fully with the Company regarding matters arising out of or related to your employment, including but not limited to in connection with any and all pending or future litigation or administrative claims, investigations, or proceedings involving the Company, including without limitation your meeting with the Company's counsel and/or advisors at reasonable times, upon their request, and providing written statements or live testimony (in court or at depositions) that is truthful, and complete in accordance with information known to you. To the extent any obligations under this Section require you to travel and/or incur expenses, the Company agrees to pay for any and all such travel and/or expenses, with such travel and/or expenses to be pre-approved by the Company before they are incurred. Nothing in this Section is intended to limit your rights as set forth in Section 7.
12.Tax Matters. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), including the exceptions thereto, and shall be construed and administered in accordance with such intent. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service, as a short-term deferral, or as a settlement payment pursuant to a bona fide legal dispute shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, any installment payments provided under this Agreement shall each be treated as a separate payment. To the extent required under Section 409A, any payments to be made under this Agreement in connection with a termination of employment shall only be made if such termination constitutes a "separation from service" under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by you on account of non-compliance with Section 409A. You acknowledge that any and all federal, state, or local tax liability that may be due or become due because of the Separation Benefits are your sole responsibility, and you further agree to hold the Company harmless and indemnify it for any and all liabilities, penalties, interest, costs, attorneys’ fees and expenses relating to any tax or contribution that may be incurred or demanded as a result of your receipt of the Separation Benefits.
13.Severability. If any provision of this Agreement is held to be void, null or unenforceable, the remaining portions will remain in full force and effect. To the extent any provision of the general release of claims is deemed to be invalid or unenforceable, the Parties agree to enter into a full and general release of all claims by you that is not invalid.
14.Governing Law; Dispute Resolution. This Agreement shall be deemed to have been executed and delivered within the State of Minnesota, and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with, and governed by, the laws of the State of Minnesota, without regard to principles of conflict of laws. Any and all disputes arising out of or in connection with this Agreement, or the breach thereof, shall be construed, arbitrated and finally resolved by and in accordance with Section 11 of the Employment Agreement.
15.No Admission. Neither this Agreement nor the furnishing of the consideration for this Agreement will be deemed or construed as an admission of liability or wrongdoing on the part of the Releasees, nor will it be admissible as evidence in any proceeding other than for the enforcement of this Agreement.
16.Execution; Counterparts. You shall not execute this Agreement before the Separation Date, and the Company has no obligation to countersign this Agreement you execute this Agreement before the Separation Date. This Agreement may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original. Photographic or facsimile copies of such signed counterparts may be used in lieu of the originals for any purpose.
17.Acknowledgment. You acknowledge that you have read this Agreement, fully understand the contents of this Agreement, freely, voluntarily and without coercion enter into this Agreement, and are signing it in exchange for good and valuable consideration in addition to anything of value to which you are otherwise entitled, with full knowledge that it is intended, to the maximum extent permitted by law, as a complete release and waiver of any and all claims you may have against the Company.
18.Entire Agreement. This Agreement contains all of the terms, conditions, promises, representations and understandings between the Parties, and supersedes any previous written or oral agreements between the Parties, except that any provisions of the CIIAA, your previous indemnification agreement with the Company, and the Employment Agreement provisions that survive the termination of your employment will remain in full force and effect. This Agreement cannot be modified except by a writing signed by you and an authorized officer of the Company. The Company’s failure to insist upon your strict adherence to any term or obligation of this Agreement shall neither be considered a waiver nor deprive the Company of the right to thereafter expect or insist upon strict adherence to that term or obligation, or any other term or obligation, of this Agreement.
19.Effective Date. This Agreement shall not become effective until 12:01 a.m. on the 16th day after you sign and date this Agreement and do not revoke it (referred to hereafter as the “Effective Date”).
YOU ACKNOWLEDGE AND UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL CLAIMS. YOU ACKNOWLEDGE THAT YOU HAVE READ THIS AGREEMENT CAREFULLY, UNDERSTAND ALL OF ITS TERMS AND AGREE TO THOSE TERMS KNOWINGLY, VOLUNTARILY, AND WITHOUT DURESS. YOU ARE ADVISED TO CONSULT WITH COUNSEL ABOUT THE TERMS AND LEGAL EFFECT OF THIS AGREEMENT.

                        EMPLOYEE

Dated:         12/31/2025                /s/ Kate Barton
                        Katherine Barton

THE HONEST COMPANY, INC.

Dated:         12/31/2025            By:     /s/ Brendan Sheehey
Title:     General Counsel & Corp. Sec.

EXHIBIT A

The following information is provided to you by The Honest Company, Inc. (the “Company”) in accordance with the Older Workers Benefit Protection Act (“OWBPA”). The Company is offering severance benefits to eligible employees who were selected for inclusion in the Company’s separation program. The severance benefits offered to you are described within the Separation Agreement and General Release of all Claims (the “Agreement”) accompanying this Exhibit. Note that it is possible that the disclosed information in this Exhibit may change in the future.

Applicable Time Limits. Eligible employees of the age of forty (40) and over are afforded not less than forty-five (45) days from the date of receipt of their Agreement, to consider whether to accept or reject the Company’s offer. Eligible employees who accept the offer within the time-period above will be afforded fifteen (15) days following the date of their execution of their Agreement to revoke their acceptance. The Agreement shall not become effective or enforceable until after the revocation period has expired.

Eligibility Requirements. The class, unit, or group of individuals covered by this program and eligible for severance benefits are those in the full-time positions noted below, who are terminated in connection with the current separation program. To qualify for severance benefits, eligible employees must (1) be a regular full-time employee of the Company as of their respective planned date of termination (“Termination Date”), (2) be involuntarily terminated as a result of a separation program involving employees in the Decisional Unit (described below) on their Separation Date, and (3) sign, return, not timely revoke, and comply with the Agreement that was provided to the employee.

Selection Factors / Decisional Unit. The OWBPA requires that the Company inform you of the “Decisional Unit” used in determining whose employment would be terminated in this separation program. The Decisional Unit considered for this separation program was the Company’s executive team. With respect to the Decisional Unit, the Company evaluated employees based on job responsibilities and organizational structure required by organizational strategy changes.

Applicable Data. The OWBPA also requires that the Company provide you with a list of the job titles and ages of all persons in the Decisional Unit who were, and who were not, selected for termination and offered severance as part of the program. The list that follows provides this information.

Job Title	Age	Selected (Yes / No)
Chief Financial Officer	53	No
Chief People Officer	63	No
Chief Growth Officer	42	Yes
SVP, Customer Sales	34	No
General Counsel	48	No

SVP, Strategy & Enterprise Development	43	No
SVP, Supply Chain	49	No
Chief Innovation Officer	50	No
VP, Corporate Communications	40	No

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